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                                                                    EXHIBIT 99.4

                [Letterhead of Wasserstein Perella & Co., Inc.]

                      Consent of Wasserstein Perella & Co.
                      ------------------------------------

   We hereby consent to the inclusion in the Registration Statement on Form S-4 of St. John Knits International, Incorporated ("St. John Knits International") relating to the proposed merger of SJKAcquisition, Inc., a wholly owned subsidiary of St. John Knits International, with St. John Knits, Inc. and the proposed merger of Pearl Acquisition Corp., a wholly owned subsidiary of Vestar/Gray LLC, with St. John Knits International, of our opinion letter appearing as Appendix C to the Proxy Statement-Prospectus which is a part of the Registration Statement, and to the references in such Proxy Statement-Prospectus under the captions "SUMMARY--Opinions of Financial Advisors," "SPECIAL FACTORS--Background of the Mergers," "SPECIAL FACTOR--Reasons for the Mergers; Recommendations to Shareholders" and "SPECIAL FACTORS--Fairness Opinions of Financial Advisors."

   In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Wasserstein Perella & Co.

                                          WASSERSTEIN PERELLA & CO.

February 26, 1999